[ISOLYSER COMPANY,INC.]



To:               Steve Plante

From:             Terence Furness

Date:             August 5, 1998

Subject:          Severance Memorandum of Understanding

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This is to  confirm  our  understanding  that in the  event  of your  employment termination due to a Change in Control Isolyser will provide you twelve months severance pay in a lump sum. Such severance payment is subject to the proper execution of a standard Isolyser Company, Inc. Severance Release Agreement at the time of your termination.

Change in Control is defined as either a sale of MedSurg as an entity or a sale of Isolyser Company, Inc. to another party and provided an offer of employment is not made to you by the acquiring party. It is understood any position offered must be of equal or greater base salary level.

It is understood that this Severance Memorandum of Understanding is for one year and renews automatically thereafter unless Isolyser Company, Inc. notifies you of their intention to cancel such agreement. Such notification must be in written form and be provided to you ninety days in advance but only after the tolling of the first year of this agreement.

Further, it is understood that as an at-will employee employment may be terminated at any time by either party. Should your employment be terminated by the Company due to reasons other than Change of Control you shall receive severance as stated herein provided such termination is not due to misconduct. Misconduct in this instance does not mean inadequate job performance. Rather, it is intended to refer to more significant concerns including but not limited to neglect of duties, insubordination, violation of loyalty, or actions that clearly and substantially violate Company policy or are clear violations of ethics and responsibilities as a member of senior management.


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